Certificate of Incorporation
EVERGREEN PACKAGING INTERNATIONAL LIMITED 6470132
NZBN: 9429046384331
This is to certify that EVERGREEN PACKAGING INTERNATIONAL LIMITED was incorporated under the Companies Act 1993 on the 29th day of September 2017.

Registrar of Companies 14th day of January 2019

Certificate generated 14 January 2019 02:54 PM NZDT